Exhibit 4.14

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

United Airlines Holdings, Inc., (“UAL,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (“Common Stock”).
UAL is authorized to issue up to 1,000,000,000 shares of Common Stock and 250,000,000 shares of Preferred Stock, without par value (“Serial Preferred Stock”). UAL is also authorized to issue and has issued one share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, and one share of Class IAM Junior Preferred Stock, par value $0.01 per share.
The general terms and provisions of our Common Stock are summarized below. It may not contain all the information that is important to you. For additional information, you should refer to the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference. Please also refer to the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.
DESCRIPTION OF COMMON STOCK
Listing
Our Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “UAL.”
Dividends
The holders of shares of Common Stock will be entitled to receive dividends, if and when declared payable, from time to time by the UAL board of directors (the “Board”).
Liquidation
Upon any liquidation, dissolution or winding up of UAL, after all securities ranking prior to the Common Stock, including any shares of UAL’s Serial Preferred Stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, have been paid in full that to which they are entitled, the holders of the then outstanding shares of Common Stock will be entitled to receive, pro rata, the remaining assets of UAL available for distribution to its stockholders.
Voting Rights
Each outstanding share of Common Stock will entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. At meetings of stockholders, holders of Common Stock vote together as a single class with holders of UAL’s Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock on all matters except the election of directors to the Board. Except as otherwise required by the Certificate of Incorporation, each director shall be elected by vote of a majority of the votes cast with respect to that director’s election. However, if the number of director nominees exceeds the number of directors to be elected at any meeting of stockholders as of the date that is 10 days prior to the date UAL files its definitive proxy statement with the SEC, then each director shall be elected by a plurality of the votes cast and entitled to vote on the election of directors. The affirmative vote of holders of shares of UAL’s capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.
Absence of Other Rights
Shares of Common Stock are not convertible into, or exchangeable for, any other class or series of capital stock. Holders of Common Stock have no preemptive or other rights to subscribe for or purchase additional securities of UAL. The Certificate of Incorporation contains no sinking fund provisions or redemption provisions with respect to the Common Stock. Shares of Common Stock are not subject to calls or assessments. No personal liability will attach to holders under the laws of the State of Delaware (UAL’s state of incorporation) or of the State of Illinois (the state in which UAL’s principal place of business is located). There is no classification of the Board.
Foreign Ownership Limitation
The Certificate of Incorporation limits the total number of shares of equity securities held by all persons who fail to qualify as citizens of the United States to having no more than 24.9% of the voting power of all outstanding equity securities of UAL.
Certain Anti-Takeover Effects
General. Certain provisions of our Certificate of Incorporation, Bylaws and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and the DGCL.
Undesignated Preferred Stock. Our ability to issue undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with super voting, dividend or other special rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire UAL. This may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of UAL.
No Stockholder Action by Written Consent. The Certificate of Incorporation provides that any action required or permitted to be taken by UAL stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. The Bylaws provide that special meetings of the stockholders may be called only (i) by both the Chief Executive Officer and the Chairman of the Board, (ii) by the Board or (iii) subject to certain requirements set forth in the Bylaws, upon the written request of one or more stockholders of record of UAL that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a 25% aggregate “net long position” (as defined in the Bylaws) of the outstanding shares of Common Stock for at least one year prior to the date such request is delivered to UAL.
The Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors to the Board (other than nominations pursuant to the terms of the Class Pilot MEC Junior Preferred Stock, the Class IAM Junior Preferred Stock or nominations made by or at the direction of the Board or a committee of the Board). In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide UAL with certain information. Additionally, vacancies and newly created directorships may be filled by a vote of a majority of the directors then in office, even though less than a quorum. The Bylaws allow the Chief Executive Officer or Chairman, or his or her designee, to preside at a meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of UAL.
Proxy Access. The Bylaws contain a proxy access right provision to permit a stockholder or group of up to 20 stockholders satisfying specified eligibility requirements to include director nominees in UAL’s proxy materials for annual meetings of stockholders. The maximum number of stockholder nominees permitted under these proxy access provisions is the greater of two or 20% of the Board elected by the holders of Common Stock. To be eligible to use these proxy access provisions, such stockholder (or group) must, among other requirements:

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have continuously owned 3% or more of the outstanding shares of Common Stock throughout the three-year period preceding the date of the nomination notice, and continue to own at least 3% or more of the outstanding shares of Common Stock through the date of the annual meeting;

•	represent that such stockholder (or group) did not acquire, and is not holding, such shares of Common Stock for the purpose, or with the effect, of influencing or changing control of UAL; and

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provide a written notice requesting the inclusion of director nominees in UAL’s proxy materials and provide other required information to UAL not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the anniversary of the mailing date of UAL’s proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting).

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws.
Business Combinations. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a “business combination” (as defined therein), which includes, among other things, a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock or an affiliate or associate of such person.